UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) – October 20, 2016

Energy Future Holdings Corp.

(Exact name of registrant as specified in its charter)

Texas	1-12833	46-2488810
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

214-812-4600

(Registrants’ telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On April 29, 2014, Energy Future Holdings Corp. (“EFH Corp.”), Energy Future Intermediate Holding Company LLC (“EFIH”) and EFIH Finance Inc. and certain of EFH Corp.’s subsidiaries (collectively, such entities, the “EFH Debtors”) filed voluntary petitions for relief (the “Bankruptcy Filing”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The cases pending in the Bankruptcy Court concerning the Bankruptcy Filing are referred to in this Current Report on Form 8-K as the “Chapter 11 Cases.” During the pendency of the Chapter 11 Cases, the EFH Debtors have operated their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. The EFH Debtors will emerge from the Chapter 11 Cases if, and when, a plan of reorganization with respect to the EFH Debtors receives the requisite approval from holders of claims against, or interests in, the EFH Debtors, the Bankruptcy Court enters an order confirming such plan of reorganization, and the conditions to the effectiveness of such plan of reorganization, as stated therein, are satisfied.

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on June 19, 2014 EFIH and EFIH Finance (together, the “EFIH Debtors”) entered into a $5.4 billion Senior Secured, Superpriority Debtor-in-Possession Credit Agreement (as amended, the “EFIH DIP Credit Agreement”) with the lenders party thereto and Deutsche Bank AG New York Branch, as administrative and collateral agent (the “Agent”). The EFIH DIP Credit Agreement had an original maturity date of June 19, 2016 (as subsequently extended, the “Maturity Date”). Effective January 12, 2016, the EFIH Debtors extended the Maturity Date to December 19, 2016.

On October 20, 2016, the EFIH Debtors entered into an Extension and Increase Amendment (the “2016 EFIH DIP Amendment”) to the EFIH DIP Credit Agreement with the Agent and the lenders party thereto. Pursuant to the 2016 EFIH DIP Amendment, (a) the EFIH Debtors received additional term loan commitments in an aggregate principal amount of $75.0 million and (b) the Maturity Date was extended to the earliest to occur of (i) June 30, 2017 (subject to a six-month extension upon the payment of an extension fee and the satisfaction of certain conditions specified in the 2016 EFIH DIP Amendment), (ii) the effective date of any Reorganization Plan (as defined in the EFIH DIP Credit Agreement), (iii) the consummation of a sale of all or substantially all of the EFIH Debtors’ assets or stock under section 363 of the Bankruptcy Code and (iv) the acceleration of any loans under the EFIH DIP Credit Agreement or the termination of any then outstanding term loan commitments in accordance with the terms of the EFIH DIP Credit Agreement. The EFIH Debtors paid aggregate fees and expenses of approximately $9.7 million in connection with the entrance into the 2016 EFIH DIP Amendment.

The above description of the 2016 EFIH DIP Amendment is qualified in its entirety by reference to the 2016 EFIH DIP Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Extension and Increase Amendment to Senior Secured Superpriority Debtor-in Possession Credit Agreement, dated as of October 20, 2016, by and among Energy Future Intermediate Holding Company LLC, EFIH Finance Inc., Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the lenders party thereto

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. Although we believe that in making any such forward-looking statement our expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors under Item 1A, “Risk Factors” and the discussion under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K filed by EFH Corp. with the United States Securities and Exchange Commission on March 1, 2016 (and in the corresponding sections of any subsequent Quarterly Reports on Form 10-Q) and the following important factors, among others, that could cause actual results to differ materially from those projected in such forward-looking statements:

•	our ability to obtain the approval of the Bankruptcy Court with respect to motions filed in the Chapter 11 Cases and the outcomes of Bankruptcy Court rulings and the Chapter 11 Cases in general;
•	the terms and conditions of any reorganization plan that is ultimately approved by the Bankruptcy Court;
•	the actions and decisions of creditors, regulators and other third parties that have an interest in the Chapter 11 Cases; and
•	restrictions on us due to the terms of the EFIH DIP Credit Agreement and restrictions imposed by the Bankruptcy Court.

Any forward-looking statement speaks only at the date on which it is made, and except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of them; nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

/s/ Anthony R. Horton
Name:	Anthony R. Horton
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Dated:    October 20, 2016